[Picture of Quaker logo goes here]


                        The Quaker Oats Company



                         Notice of
                         Annual Meeting,
                         Proxy Statement
                         And
                         Form 10-K



                         Six-Month Transition Period Ended December 31, 1995


                        [Picture of Quaker logo goes here]



   The Quaker Oats Company P.O. Box 049001, Chicago, Illinois  60604-9001


                                                               March 13, 1996

Dear Quaker Shareholders:

This report signals the conclusion of our 1995 "stub year" and our transition to a calendar fiscal year. We have, by design, gone through the single greatest period of change in our Company's history. The result is a product portfolio dominated by leading brands in growing categories with the potential for higher margins and greater cash flow generation. Our depressed financial results in this six-month period, however, do not reflect the positive aspects of the significant changes we have made over the last twelve months. We made acquisitions and divestitures, streamlined management, and advanced our supply chain initiatives--all to focus on our goal of creating economic value for our shareholders.


Clearly, in the first twelve months of owning Snapple beverages, we have not proven the merits of this large acquisition. We recognize and share your disappointment. We have identified the causes of Snapple's 1995 problems and have moved aggressively to correct them. In 1996, we are determined to capitalize on Snapple's growth opportunities by introducing new flavors, new labels, new package sizes and new points of distribution.


We have put together better merchandising programs and fresh new advertising to revitalize the brand and get it growing again. We have enhanced
Snapple's supply  chain  processes  and  its  product quality.   We  have
also improved distributor relations, added selling tools, improved product availability, and acquired the distribution rights in underperforming, high-potential beverage markets, such as Florida and Texas. We are also
in the process  of  building better   information  systems  to  track  our
purchasing, manufacturing and distribution more efficiently. All told, we plan to turn Snapple around from its 1995, $85-million operating loss and get this brand back on the profitable growth track. We continue to believe that Snapple is a high-potential brand that has the ability to grow in a number of alternative beverage category segments including teas, fruit juice drinks, lemonades and diet drinks.

For the total Company, sales in the stub period were $2.7 billion. But because of the loss from Snapple and our restructuring actions, earnings were only nine cents per share. We took a restructuring charge of $41 million, or $.18 per share, to: 1)reconfigure the Snapple manufacturing network, thereby removing excess contracted capacity; 2)realign the Company's European beverage business to focus on areas with the greatest profitable growth potential for Gatorade, namely the southern countries; and 3)re-focus our expansion efforts in the Pacific foods business on the high-
growth  opportunity  of  China.    When restructuring  charges are excluded,
earnings per share in the six-months  were $.27 per share.

It  is  important to note that, during this six-month period, many of  our key businesses  did  quite  well,  led by 16 percent  sales  growth worldwide for Gatorade thirst quencher. We also achieved sales growth in our Golden Grain, Quaker hot cereal, rice cake, corn goods, Canadian and
Latin  American  food businesses.   Operating  margins expanded in several of
our core businesses, including ready-to-eat cereals and Gatorade, despite aggressive competition. In our food service business, where operating margins remained low, we are taking steps to remedy that situation by making our coffee business profitable.  Looking  to  1996,  we expect further margin improvement across our U.S. and Canadian Grocery Products businesses as a result of our continuing supply chain initiatives and
greater  merchandising  efficiency.   In  addition, we  will continue  to
bring meaningful innovation to our consumers through new products, packaging
and  advertising.   Some  examples  include  our  new four-pack  of Gatorade's successful sportbottle, and two new Gatorade flavors, Strawberry-kiwi and Cherry Rush. For Snapple, we are introducing new 32-ounce and 64-ounce plastic bottles, as well as 12-packs to encourage greater take-home usage. We are also introducing a new line of Island Cocktail flavors and have reformulated Diet Snapple teas and juice drinks for better taste.

In our grain-based snacks, we just introduced fat free Quaker Chocolate Crunch rice cakes and Low-Fat Oatmeal Cookie Chewy granola bars to enhance our low-fat line.

In our Golden Grain business, Near East is bringing out a new line of Pastas with Delicate Sauces to extend its successful line of all-natural side dishes. In short, we will keep our focus on innovation and aggressive marketing across all our lines of business in 1996.

Our commitment to innovation does not stop with our products and advertising. It involves our processes as well. In the last five years, we have built a competitive advantage in our go-to-market processes. As a result, we continue to be a grocery industry leader in the United States in the areas of continuous replenishment and category management. As the competitive environment and our customers keep changing, we will continue to move closer to a truly demand-driven system that optimizes our use of capital and information, and produces greater returns because of a more efficient supply chain and better service to our customers.

On the international front, the divestitures and acquisitions of the last year have significantly changed the mix of our business. Today, our greatest growth opportunities are in Latin America and the Asia/Pacific region with both Gatorade thirst quencher and our grain-based products.

Gatorade thirst quencher is marketed currently in over 35 countries around the globe. Internationally, it has grown to over $300 million in annual sales from less than $90 million in 1990. That record results from rapid expansion in Latin America as well as opening new markets in Australia, the Philippines and Indonesia. This has offset declines in Europe, where we are scaling back our presence and concentrating on the higher-potential, warm-
weather Mediterranean countries.   We  expect  to  continue underwriting
Gatorade's growth in the Asia/Pacific region as we believe this area contains great potential given the high density populations, emerging economies and warm weather climates there.

On  the  food side, our grain-based products are growing in Latin America.
We are also pursuing new growth in the key, high-potential market of China, where we are currently introducing a line of grain-based foods. While our expansion efforts in China are not expected to deliver operating income for several years, it is an important emerging market ripe with opportunities for our brand name products.

We are convinced that the substantial portfolio restructuring of the past year has made our brand-name product portfolio the strongest it has ever been. Our core grain-based products continue to hold leading market share positions in their relevant categories, including our Quaker cereals, Quaker rice cakes, Chewy granola bars, Rice-A-Roni and Near East flavored rice, Pasta Roni flavored pasta, and Aunt Jemima syrup and mixes. We have two strong brands in Gatorade and Snapple that compete in the fastest-growing beverage categories in the market place--sports drinks, teas, juice drinks, lemonades and diet drinks-and our market positions are strong. With these leading brands, we see a strong earnings recovery coming off this transition period.

It is clear from our financial results that 1995 has been a year of significant
change  and  challenge.   I  assure you that I, our  management team  and  our
employees  around the world are all committed to driving the profitable  growth
that  will  ultimately  create greater value for you,  our shareholders.   Our
incentive bonus compensation continues to be linked to our economic value creation measure--controllable earnings. Our goals are directly tied to yours. As a result, our people, our portfolio and our capital investment are focused on opportunities promising the greatest profitable growth.

In order to bring back the superior performance you have come to expect from The Quaker Oats Company, we have much to accomplish. We are committed to succeeding. We realize that we exist for one reason--to create value for shareholders. I take personal responsibility for seeing that we do so.



                                     /sic/William D. Smithburg


                                     William D. Smithburg
                                     Chairman, President and CEO





                          THE QUAKER OATS COMPANY
                           321 North Clark Street
                          Chicago, Illinois 60610


                                    NOTICE
                                      OF
                        ANNUAL MEETING OF SHAREHOLDERS,
                                PROXY STATEMENT
                                      AND
                                   FORM 10-K
             SIX-MONTH TRANSITION PERIOD ENDED DECEMBER 31, 1995

                       T A B L E   O F   C O N T E N T S


                                                                       PAGE

Notice of Annual Meeting of Shareholders                                 7

Proxy Statement                                                          8
   General Information                                                   8
   Election of Directors                                                 9
   Ownership of Company's Securities                                    13
   Executive Compensation                                               15
   Compensation Committee Report                                        22
   Performance Graph                                                    24
   Directors' Proposal                                                  25
   Shareholder Proposals                                                25
   Shareholder Proposals for 1997 Annual Meeting                        27
   Other Business                                                       27

Form 10-K                                                               29
   Cover Sheet                                                          29
   Management's Discussion and Analysis                                 30
   Consolidated Statements of Income                                    40
   Consolidated Balance Sheets                                          41
   Consolidated Statements of Cash Flows                                42
   Consolidated Statements of Common Shareholders' Equity               43
   Geographic Segment Information                                       44
   Five-Year Selected Financial Data                                    46
   Notes to the Consolidated Financial Statements                       48
   Report of Independent Auditors                                       68
   Report of Management                                                 69
   Additional 10-K Information                                          70
   Directors and Officers                                               72
   Shareholder Information                                              74
   Documents Incorporated by Reference                                  77
   Cross-Reference Table of Contents                                    77
   Signatures                                                           78
   Exhibit Index                                                        79





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                          THE QUAKER OATS COMPANY
                          321 North Clark Street
                          Chicago, Illinois 60610

                                    NOTICE

                                      OF

                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 8,1996

                                                               April 1, 1996
To the Shareholders of The Quaker Oats Company:

Notice is hereby given that the Annual Meeting of Shareholders of The Quaker Oats Company will be held on Wednesday, May 8, 1996 at Bremer Conference Center/Theatre, Danville Area Community College, 2000 East Main Street, Danville, Illinois at 9:30 a.m. (CDST), for the following purposes:

     To elect three directors in Class I to serve for three-year terms expiring in May, 1999 or until their successors are elected and qualified;

     To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent public accountants for the Company for 1996; and

     To transact such other business as may properly come before the Meeting or any adjournment thereof, including shareholder proposals concerning: 1) compensation disclosure of certain employees; and 2) the retention of an investment banking firm to explore all alternatives to enhance Company value.

By Board of Directors' resolution, only shareholders of record as of the close of business on March 20, 1996 are entitled to notice of and to vote at the Meeting. To ensure your representation at the Meeting, whether or not you are able to attend, please complete and return the enclosed proxy
card as soon  as possible.   If  you do attend the Meeting, you may then
revoke your  proxy  and vote in person if you so desire.

To obtain an admittance card for the Meeting, please complete the enclosed reservation form and return it with your proxy card. If your shares are held by a bank or broker, you may obtain an admittance card by returning the reservation form they forwarded to you. If you do not receive a reservation form, you may obtain an admittance card by sending a written request, accompanied by proof of share ownership (such as your brokerage statement) to Shareholder Services, The Quaker Oats Company, P.O. Box 049001, Suite 25-9, Chicago, Illinois 60604-9001. For your convenience, we highly recommend that you bring your admittance card to the Meeting so you can avoid the registration lines and proceed directly to the Conference Center/Theatre. However, if you do not have an admittance card by the time of the Meeting, please bring proof of share ownership to the registration area located in the front of the Conference Center/Theatre, where our staff will assist you.

The Form 10-K for the six-month transition period which ended December 31,1995 begins on page 29.

By order of the Board of Directors,


/sic/R. Thomas Howell, Jr.

R. Thomas Howell, Jr.
Corporate Secretary

7


                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                           Chicago, Illinois  60610

                                PROXY STATEMENT

                                      FOR

                       ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 8, 1996

                                                                 April 1, 1996
                           GENERAL INFORMATION

This proxy statement is being mailed to shareholders on or about April 1, 1996 and is furnished in connection with the solicitation of proxies by the Board of Directors of The Quaker Oats Company (Board and Company) for use at the Annual Meeting of Shareholders to be held on May 8, 1996, including any adjournment thereof (Annual Meeting or Meeting).

The Meeting is called for the purposes stated in the accompanying Notice of Annual Meeting. All holders of the Company's $5.00 par value common stock and Series B ESOP Convertible Preferred Stock (ESOP Preferred Stock) as of the close of business on March 20, 1996 are entitled to vote at the Meeting. As of that date, there were 135,214,137 outstanding shares of common stock and 1,153,099 outstanding shares of ESOP Preferred Stock. Treasury shares are not included in the totals. On each matter coming before the Meeting, a common stock shareholder is entitled to one vote for each share of stock held as of the record date and an ESOP Preferred Stock shareholder is entitled to 2.2 votes for each share held as of the record date.

Shares representing a majority of the eligible votes must be represented in person or by proxy at the Meeting in order to constitute a quorum for
the transaction  of  business.   A  proxy marked "abstain"  on  a  matter
will be considered to be represented at the Meeting, but not voted for purposes of the election of directors and other matters put to a shareholder vote at the Meeting, and therefore will have no effect on the vote. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some, but not all, matters will be considered to be voted only as to those matters actually voted, and will not be considered for any purpose as to the matters with respect to which a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the Meeting by the Proxy Committee in accordance with the instructions of the shareholder. If no specific instructions are designated, the shares will be voted as recommended by the Board.

A  proxy  may  be  revoked at any time before it is voted at the  Meeting.
Any shareholder who attends the Meeting and wishes to vote in person may
revoke  his or  her  proxy  at  that  time.   Otherwise,  revocation  of  a
proxy must be communicated in writing to the Corporate Secretary of the Company at its principal office, P.O. Box 049001, Suite 25-6, Chicago, Illinois 60604-9001.

If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, Investment Plan, Stock Bonus Savings Plan, or Employee Stock Ownership Plan, the proxy card will represent the number of shares registered in the participant's name and the number of whole and fractional shares credited or allocated to the participant's account under the plans. For those shares held in the plans, the proxy card will serve as a direction to the trustee or voting agent under the various plans as to how the shares in the accounts are to be voted. Fractional shares will not be voted in the Dividend Reinvestment and Stock Purchase Plan.

8


Under the Company's Bylaws, for all matters submitted to the shareholders for
a vote,   all   proxies,  ballots  and  voting  tabulations  that  identify how shareholders voted will be kept confidential and not be disclosed to any of the Company's directors, officers or employees except when disclosure is mandated by law, is expressly requested by a shareholder or during a contested election for the Board.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to the beneficial owners of shares of stock. Solicitations will be made primarily by mail, but certain directors, officers or regular employees of the Company may solicit proxies in person or by telephone or telegram without special compensation. In addition, the Company has retained Kissel-Blake Inc. to assist in soliciting proxies from brokers, dealers, voting trustees, banks and other nominees and institutional holders for a fee not to exceed $18,000 plus reimbursement of reasonable out-of-pocket expenses.


                          ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company provides that the members of the Board shall be divided into three classes with staggered three year-terms. The terms of the directors in Class I expire this year.

The Board has nominated three persons for election as directors in Class I to serve for three-year terms expiring in May, 1999 or until their successors are elected and qualified. All nominees are currently serving as directors and have consented to serve for the new term. Biographical information (including principal occupations for the past five years and ages as of April 1, 1996) follows for each person nominated and each director whose term in office will continue after the Meeting.

It is the intention of those persons named in the accompanying proxy to vote
in favor  of  the  nominees.   Should any one or more  of  these  nominees
become unavailable for election, the proxy will be voted for such other persons, if any, as the Board may recommend.

The  election  of  directors requires a plurality of  the  votes  cast  at
the Meeting.   If  all  nominees are elected, the Board will be  comprised  of ten members, eight nonemployee directors and two directors who are officers of the Company.

Nominees for Director - Terms Expiring in 1999

Kenneth I. Chenault
Director since 1992
Age 44

Vice Chairman, American Express Company (financial and travel services) since February 1995; formerly President - USA American Express Travel Related Services Company, Inc. (1993 - February 1995); President -
Travel Related Services, USA American Express Travel Related Services Company, Inc. (1993); and President - Consumer Card Group, USA American Express Travel Related Services Company, Inc. (1989 - 1993). Also a director of Brooklyn Union Gas Co.

Member   of   the  Company's  Audit,  Compensation,  Finance,  and
Nominating Committees.

Thomas C. MacAvoy
Director since 1975
Age 68

Paul M. Hammaker Professor of Business Administration, Darden Graduate School of Business Administration, University of Virginia. Also a director of The Chubb Corporation and The Lubrizol Corporation.

Chairman of the Company's Public Responsibility Committee and Member of the Audit and Nominating Committees.

9


Walter J. Salmon
Director since 1971
Age 65

Stanley  Roth  Sr., Professor of Retailing, Harvard Business  School.   Also
a director   of  Circuit  City  Stores,  Inc.;  Hannaford  Bros.  Co.;
Harrah's Entertainment, Inc.; Luby's Cafeterias, Inc.; and Neiman-Marcus Group, Inc.

Member   of   the  Company's  Finance,  Nominating  and  Public
Responsibility Committees.

Directors Continuing in Office - Terms Expiring in 1998

Frank C. Carlucci
Director 1983 - 1987 and then since 1989
Age 65

Chairman, The Carlyle Group (merchant banking). Also a director of Ashland Oil, Inc.; Bell Atlantic Corporation; C.B. Commercial Real Estate Group, Inc.; General Dynamics Corp.; Kaman Corporation; Neurogen Corp.; Northern Telecom Limited; Pharmacia & Upjohn, Inc.; Sun Resorts Ltd. N.V.; Texas Biotechnology Corporation; and Westinghouse Electric Corporation.

Chairman of the Company's Audit Committee and Member of the Nominating and Public Responsibility Committees.

Silas S. Cathcart
Director 1964 - 1987 and then since 1989
Age 69

Retired Chairman of Illinois Tool Works Incorporated (fasteners, components, assemblies and systems). Also a director of Baxter International Inc.; General Electric Company; Illinois Tool Works Incorporated; and Montgomery Ward and Co.; Chairman, Board of Trustees, Northern Funds Mutual Funds; and a trustee of the Bradley Trust, Milwaukee and the Buffalo Bill Memorial Association.

Chairman of the Company's Compensation Committee and Member of the Executive and Nominating Committees.

Vernon R. Loucks, Jr.
Director since 1981
Age 61

Chairman and Chief Executive Officer, Baxter International Inc. (health care products). Also a director of Anheuser-Busch Companies, Inc.; Dun & Bradstreet Corporation; and Emerson Electric Co.

Chairman of the Company's Nominating Committee and Member of the Compensation and Executive Committees.

William D. Smithburg
Director since 1978
Age 57

Chairman, President and Chief Executive Officer of the Company since November, 1995; formerly Chairman and Chief Executive Officer (1993 - November, 1995); and Chairman, President and Chief Executive Officer (1990
- -  1993).   Also  a director   of   Abbott  Laboratories;  Corning
Incorporated;  Northern   Trust Corporation; and Prime Capital Corp.

Member of the Company's Executive Committee and ex-officio member of the Nominating Committee.

10


William L. Weiss
Director since 1985
Age 66

Chairman Emeritus, Ameritech Corporation (telecommunications) since 1994; formerly Chairman and Chief Executive Officer (1984 - 1994). Also a director of Abbott Laboratories; Merrill Lynch & Co.; and Tenneco Inc.

Chairman of the Company's Finance Committee and Member of the Compensation, Executive and Nominating Committees.

Directors Continuing in Office - Terms Expiring in 1997

Judy C. Lewent
Director since 1994
Age 47

Senior  Vice  President  and  Chief  Financial  Officer,  Merck  &  Co.,
Inc. (pharmaceuticals) since 1992; and formerly Vice President for Finance and Chief Financial Officer (1990 - 1992). Also a director of Astra Merck,
Inc.;  The DuPont   Merck  Pharmaceutical  Company;  Johnson  &  Johnson
Merck   Consumer Pharmaceuticals Company; Motorola, Inc.; and Rockefeller &
Co. Inc.

Member  of  the  Company's Audit, Finance, Nominating and Public
Responsibility Committees.

Luther C. McKinney
Director since 1978
Age 64

Senior Vice President - Law and Corporate Affairs of the Company since November 1994; formerly Senior Vice President - Law and Corporate Affairs and Corporate Secretary (1982 - 1994).

Member of the Company's Executive Committee.

Attendance

During the six-month transition period which began July 1, 1995 and ended December 31, 1995 and which was used for financial reporting purposes in connection with the Company's change from a fiscal year end of June 30 to December 31 (transition period), the Board held three regular meetings and one special meeting and executed one action by unanimous written consent. The rate of attendance of directors at all Board meetings was 96%. In addition to Board membership, each nonemployee
director serves on one or  more  standing  Board committees.   The  rate of
attendance of directors at all Board  and  committee meetings was 93%.

Compensation and Benefits

Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or any committee. Nonemployee directors receive an annual retainer of $45,000. They are also paid a fee of $1,000 per day for each Board meeting attended, $1,000 for each committee meeting attended and $1,000 for each action taken by written consent, plus travel and lodging expenses where appropriate. A committee chairman receives an additional annual retainer of $5,000.

Under the Deferred Compensation Plan for Directors of The Quaker Oats Company each nonemployee director may elect to defer receipt of all or a portion of his or her compensation until the individual ceases to be a director. The deferred amounts may be carried at the option of the director as Cash Units, and credited with interest; Common Stock Units, which are deferred amounts converted into whole units on a quarterly basis by dividing the deferred amount by the fair market value of the Company's common stock, and credited with amounts equivalent to dividends as paid on

11


the Company's common stock, which are converted into additional Common Stock Units; or a combination of Cash Units and Common Stock Units. The accumulated deferred amounts will be distributed in cash as of the next January 1 after the director leaves the Board, or in equal annual installments (not exceeding 15) commencing as of the next January 1 after the director leaves the Board pursuant to the director's election, with Common Stock Units valued at the fair market value of the Company's common stock immediately prior to the payment date. If the director has not attained age 55 at the time of leaving the Board, payments in accordance with the foregoing will be made or commence on the January 1 next following the director's attainment of age 55.

Under The Quaker Oats Company Stock Compensation Plan for Outside Directors (formerly known as The Quaker Oats Company Stock Retirement Plan for Outside Directors) separate accounts are opened by the Company for each nonemployee director. On January 1 of each year, each account is credited with Common Stock Units representing 800 shares of the Company's common stock. In addition, the account is credited with Common Stock Units with a value equivalent to cash dividends payable on the shares represented by Units in the account. All accrued common stock represented by Units in a director's account will be distributed in kind as of the next January 1 after the director leaves the Board, or in equal annual installments (not exceeding 15) commencing as of the next January 1 after the director leaves the Board pursuant to the director's election.

Committees

The  Board  has  appointed six standing committees from among  its  members
to assist   it  in  carrying  out  its  obligations.   Committee  membership
and responsibilities are reviewed by the Board in May of each year and committee appointments are made by the Board in May of every fourth year. The principal responsibilities of each committee are described in the following paragraphs.

The Audit Committee, comprised entirely of nonemployee directors, is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. Specifically, the Committee recommends to the Board the firm to be appointed as the Company's independent public accountants, subject to ratification by the shareholders; reviews and approves the scope of the annual examination of the books and records of the Company and its
subsidiaries; reviews the audit  findings  and recommendations   of   the
independent  public  accountants;   considers the organization,  scope and
adequacy of the Company's internal auditing function; monitors the extent to which the Company has implemented changes recommended by the independent public accountants, the internal audit staff or the Committee; reviews the Company's program to monitor compliance with its Code of Ethics; and provides oversight with respect to accounting principles to be employed in the Company's financial reporting. The Committee met two times during the transition period.

The  Compensation  Committee,  comprised  entirely  of  nonemployee
directors, oversees    the  Company's  compensation  and  benefit  policies
and programs, including administration of the Management Incentive Bonus Plan, Long Term Incentive Plan of 1990 and 1984 Long-Term Incentive Plan. It also recommends to the Board annual salaries, bonuses and stock option awards for elected officers and certain other key executives. The Committee met four times during the transition period.

The Executive Committee, comprised of two directors who are also officers of the Company and three nonemployee directors, exercises all the powers and authority of the Board in the management of the business and affairs of the Company during the intervals between meetings of the Board, subject to the restrictions set forth in the Bylaws. The Committee did not meet or act by written consent during the transition period.

The Finance Committee, comprised entirely of nonemployee directors, is charged with reviewing the Company's annual financing plan, including its projected financial condition and requirements for funds; approving
certain  long-term debt   borrowing   arrangements;  advising   the   Board
on   all   financial recommendations  requiring  Board approval, including dividend payments; and monitoring the investment performance of the Company's pension funds and participant-directed investment accounts. The Committee met three times during the transition period.

12


The Nominating Committee, comprised of all the nonemployee directors and Mr. Smithburg as an ex-officio member, develops and recommends to the Board guidelines with respect to the size and composition of the Board and criteria for the selection of candidates for director. It also recommends the slate of director nominees to be included in the proxy statement and recommends candidates to fill any vacancies that may occur, including any vacancy created by an increase in the total number of directors.

The Committee will entertain nominees for directorships recommended by shareholders. A shareholder recommendation should be sent to the Committee in care of the Corporate Secretary of the Company, accompanied by a statement of the nominee indicating willingness to serve if elected. The nomination should also state the shareholder's reasons for the recommendation and should disclose the principal occupations the nominee has held over the past five years and a list of all publicly held companies for which the individual serves as a director. The Committee met one time during the transition period.

The   Public   Responsibility  Committee,  comprised  entirely  of
nonemployee directors, provides guidance on the Company's policies and programs in major areas of social responsibility and corporate citizenship, including product quality and safety and other consumer issues, environmental protection, equal employment opportunity and employee health and safety. It also reviews and approves policy guidelines and
budgets  for   the   Company's   corporate contributions  program.   The
Committee met one  time  during  the transition period.


                    OWNERSHIP OF COMPANY'S SECURITIES

Beneficial Owners of More Than 5 Percent

As of March 1, 1996, each person or entity known to have beneficial ownership of more than 5% of the Company's outstanding common stock based upon information furnished to the Company is set forth in the following table.

   Name and
  address of                             Amount and nature        Percent of
beneficial owner                      of beneficial ownership       class

The Quaker Employee Stock                 10,186,816 (1)          7.40% (2)
Ownership Plan
321 North Clark Street
Chicago, Illinois 60610

Southeastern Asset Management, Inc.        8,567,706              6.34% (3)
6075 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

(1)This amount includes 2,498,699 shares of common stock based on the conversion of 1,156,805 shares of ESOP Preferred Stock (at the conversion rate of 2.16 shares of common stock for each share of ESOP Preferred Stock) representing 100% of the issued and outstanding stock of that class.

(2)In accordance with applicable rules of the Securities and Exchange Commission ("SEC"), this percentage is based upon the total of the 135,211,962 shares of common stock and the conversion of 2,498,699 shares of ESOP Preferred Stock (at the 2.16 conversion rate) that were outstanding on March 1, 1996.

(3)In accordance with applicable rules of the SEC, this percentage is based upon only the 135,211,962 shares of common stock that were outstanding on March 1, 1996.

13


Directors and Management

As of March 1, 1996, each director, each nominee, each Named Executive (see page 15) and all directors and executive officers of the Company as a group beneficially owned the number of shares of the Company's common stock set forth in the following table. Shares subject to acquisition within 60 days through the exercise of stock options are included in the first column and are shown separately in the second column.
                                                              Shares subject
                                                              to acquisition
Name of individual             Amount and nature                  within
or persons in group        of beneficial ownership (a)         60 days (a)


Frank C. Carlucci                       7,571  (b)(c)                      0
Silas S. Cathcart                      24,799  (c)(d)                      0
Kenneth I. Chenault                     3,811  (c)                         0
James F. Doyle                        235,891  (e)(f)                211,412
Judy C. Lewent                          2,053  (c)                         0
Vernon R. Loucks, Jr.                  12,094  (c)                         0
Thomas C. MacAvoy                      12,094  (c)                         0
Philip A. Marineau                    419,271  (e)(f)(h)             334,800
Luther C. McKinney                    411,782  (e)(f)(g)             320,944
Douglas W. Mills                      257,231  (e)(f)                143,312
Walter J. Salmon                       18,676  (c)                         0
William D. Smithburg                1,275,378  (e)(f)(g)             981,364
Robert S. Thomason                    232,217  (e)(f)(g)(i)          159,152
William L. Weiss                       10,956  (c)(j)                      0

All directors and executive
officers as a group                 3,849,996  (e)(f)(g)           2,879,708

(a)Unless  otherwise indicated, each named individual and each  person  in the group  has  sole  voting  and investment power with respect  to  the
   shares shown.    These  shares  represent  less  than  1%  for  every
   person and approximately 3% for the group of the total shares outstanding, including shares subject to acquisition within 60 days after March 1,
   1996.
(b)Of  these  shares,  300 are held in a custodial account for  Mr.
   Carlucci's daughter,  through  which  he shares voting and investment power  with  his wife.
(c)The  figures shown for these directors include an aggregate of 63,950
   common stock   units  credited  to  them  under  The  Quaker  Oats
   Company  Stock Compensation Plan for Outside Directors.
(d)Of these shares, 13,560 are held in a trust of which Mr. Cathcart is a co-trustee and has a contingent beneficial interest and shares voting and investment power.
(e)The  figures  shown  for these executive officers include  an  aggregate of 91,366 shares (which includes 13,709 shares on the basis of the conversion of 6,347 shares of ESOP Preferred Stock at the conversion rate of 2.16) allocated to them under The Quaker Employee Stock Ownership Plan. The Named Executives hold the following numbers of shares under this Plan: Mr. Smithburg, 13,202; Mr. Mills, 7,666; Mr. Marineau, 7,459; Mr. McKinney, 8,565; Mr. Thomason, 3,183; and Mr.
   Doyle, 6,302.
(f)The  figures  shown  for these executive officers include  an  aggregate of 87,384  shares granted to them under The Quaker Long Term Incentive
   Plan of 1990 for which the restricted period has not lapsed. The Named Executives hold the following numbers of shares under this Plan:
   Mr. Smithburg, 6,915; Mr. Mills, 2,058; Mr. Marineau, 64,416; Mr. McKinney, 710; Mr. Thomason, 1,877; and Mr. Doyle, 2,907.
(g)The  figures  shown  for these executive officers include  an  aggregate of 48,792 shares representing their proportionate interests in the Quaker Stock Fund of The Quaker Investment Plan. The Named Executives
   hold  the following  numbers  of  shares under this Plan:   Mr.
   Smithburg,  982;  Mr. McKinney, 41,978; and Mr. Thomason, 664.
(h)Of these shares, 3,612 are held in trust of which Mr. Marineau's children have beneficial interest.
(i)Of these shares, 15,000 are held directly by Mr. Thomason's wife and Mr. Thomason and each of his children own 800 jointly.
(j)Of these shares, 800 are held in a trust of which Mr. Weiss' wife is income beneficiary.

14


Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange (the "NYSE"). To the best of the Company's knowledge, all such required reports were timely filed.


                         EXECUTIVE COMPENSATION

The following table details annual and long term compensation paid during the Company's three most recent fiscal years and the transition period to: the Company's Chairman, President and Chief Executive Officer; the four most highly compensated executive officers for the transition period who were serving as executive officers as of the end of this period; and Philip A. Marineau, whose last date of active employment was on November 30, 1995 (Named Executives).


                                                        SUMMARY COMPENSATION TABLE
                                                                                       Long Term
                                  Annual Compensation                                 Compensation
                                                                   Other       Restricted      Securities         All
                            Fiscal                                 Annual        Stock         Underlying        Other
                             Year       Salary       Bonus      Compensation     Awards          Options      Compensation
          Name               (1)         ($)        ($)(2)         ($)(3)        ($)(4)          (#)(5)          ($)(6)
William D. Smithburg        1995.5     $430,008     $  -0-       $ 13,421       $    -0-         500,000        $  -0-
Chairman, President and     1995       $855,014     $  -0-       $  3,419       $   76,010       340,000        $171,627
Chief Executive Officer     1994       $825,006     $570,000     $  2,607       $   83,316       340,000        $165,520
                            1993       $795,000     $748,800     $  2,208       $   79,944       200,000        $175,074

Douglas W. Mills            1995.5     $173,004     $143,000     $   -0-        $    -0-          90,000        $  -0-
Executive Vice President    1995       $323,550     $ 29,700     $   -0-        $   28,517        36,000        $ 59,321
U.S. and Canadian           1994       $278,332     $169,000     $   -0-        $   25,579        40,000        $ 53,666
Quaker Food Products        1993       $268,078     $206,600     $   -0-        $  521,770        48,000        $ 46,174

Philip A. Marineau          1995.5     $260,420     $  -0-       $ 12,470       $    -0-         180,000        $ 69,376
President and Chief         1995       $620,840     $  -0-       $  3,248       $   55,353       120,000        $124,755
Operating Officer           1994       $595,834     $415,000     $  3,261       $   56,673       120,000        $116,530
                            1993       $533,500     $500,700     $   -0-        $1,973,675       120,000        $110,481

Luther C. McKinney          1995.5     $185,508     $  -0-       $  2,262       $    -0-          65,000        $  -0-
Senior Vice President       1995       $368,682     $  -0-       $   -0-        $    -0-          44,000        $ 68,406
Law and Corporate           1994       $354,678     $199,300     $   -0-        $    -0-          44,000        $ 64,984
Affairs                     1993       $340,500     $255,700     $   -0-        $   21,102        60,000        $ 67,730

Robert S. Thomason          1995.5     $180,012     $  -0-       $  1,588       $    7,872        70,000        $  -0-
Senior Vice President       1995       $358,520     $ 42,700     $  3,216       $   21,786        42,000        $ 62,835
Finance and Chief           1994       $349,168     $163,200     $121,795       $   31,958        48,000        $ 67,210
Financial Officer           1993       $325,017     $249,400     $ 31,444       $    9,411        42,000        $ 48,941

James F. Doyle              1995.5     $173,004     $  -0-       $    592       $   19,610        90,000        $  -0-
Executive Vice President    1995       $332,760     $217,600     $   -0-        $   42,449        48,000        $ 70,764
Worldwide Beverages         1994       $299,208     $254,800     $   -0-        $   25,247        48,000        $ 55,753
                            1993       $270,790     $221,100     $   -0-        $   18,953        60,000        $ 54,938

15


(1)The transition period is identified as Fiscal Year 1995.5 for purposes of this Table.

(2)Amounts  include  the cash awards that have been paid under  the
   Management Incentive   Bonus  Plan  ("MIB"  Plan)  based  on  the
   Company's  financial performance  and  the  Named  Executive's  personal
   performance   for   the transition period, Fiscal Years 1995, 1994 and
   1993, respectively.   Amounts for  Fiscal Year 1993 also include the
   portions of the MIB awards for Fiscal Year 1992 which were withheld from the Fiscal Year 1992 MIB award pool and put at risk, subject to achievement of certain Company financial objectives during the first half of Fiscal Year 1993. The financial objectives were achieved in Fiscal Year 1993, and the withheld 1992 MIB awards were paid in Fiscal Year 1993 along with the 1993 MIB awards as follows: Mr. Smithburg, $123,800 and $625,000; Mr. Mills, $14,800 and $191,800; Mr.
   Marineau, $75,700  and  $425,000;  Mr. McKinney, $41,100 and $214,600;
   Mr.  Thomason, $9,700 and $239,700; and Mr. Doyle, $31,900 and $189,200.

(3)Of the amounts shown for Mr. Thomason, $99,549 and $9,198 represent additional payments relating to his overseas assignment for Fiscal Years 1994 and 1993, respectively.

(4)Restricted stock award values reflect the fair market value of the Company's common stock on the date of each grant. With the exception of Mr. Marineau's and Mr. Mills' restricted stock awards in Fiscal Year 1993, and Company matching awards of restricted stock under a broad-based long term incentive program, the Incentive Investment Program, no awards of restricted stock have been made to any Named Executive in the transition period, Fiscal Years 1995, 1994 and 1993.

   In December 1993, vesting was accelerated by one month from January 1994 for the pro-rata portion of restricted stock awards granted in Fiscal Year 1991 for Messrs. Smithburg and Marineau: respectively, 80,000 shares of the Company's common stock and 20,400 shares of Mattel Inc. common stock; and 13,336 shares of the Company's common stock and 3,401
   shares of Mattel  Inc. common  stock.   The  primary  purpose for this
   acceleration was for the Company to save approximately $60,000 in taxes.

   Dividends on restricted shares were and continue to be paid on an on-going basis at the same rate as paid to all shareholders of common
   stock.     The numbers and values of restricted shares for the Named
   Executives as of the last day of the transition period (December 31, 1995) are as follows: William D. Smithburg, 7,174 and $246,606; Douglas W. Mills, 2,089 and $71,809; Philip A. Marineau, 64,574 and $2,219,731; Luther C. McKinney, 710 and $24,406; Robert S. Thomason, 1,897 and $65,209; and James F. Doyle, 2,974 and $102,231.

   Upon   a   change  in  control  (see  "Pension  Plans"),  restricted
   shares outstanding on the date of the change in control will be cancelled and an immediate lump sum cash payment will be paid which is equal to the product of: (1) the higher of (i) the closing price of common stock as reported on the NYSE Composite Index on or nearest to the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the common stock is highest) or (ii) the highest per share price for common stock actually paid in connection with the change in control; and (2) the number of shares of such restricted stock.

(5)All stock option awards in the transition period, Fiscal Years 1995 and 1994 were granted with an exercise price that is equal to the fair market value of the Company's common stock on the date of the grant. Fifty percent of the stock option awards in Fiscal Year 1993 were granted with an exercise price that is equal to the fair market value of the Company's common stock on the date of the grant. The remaining 50% were granted with an exercise price that is 125% of the fair market value of the Company's common stock on the date of grant.

(6)For Fiscal Years 1995, 1994 and 1993, amounts shown are the total of the value of the stock allocations to the Named Executives under The Quaker Employee Stock Ownership Plan (ESOP), and cash awards to the Named Executives based on earnings in excess of the Internal Revenue Code limits on the amount of earnings deemed eligible for purposes of the annual stock allocations made directly under the ESOP.

   Mr. Marineau received payments during Fiscal Year 1995.5 under the Quaker Officers Severance Program following his last date of active employment, November 30, 1995 (see page 21).

16



The following table contains information covering the grant of stock options to the Named Executives during the transition period under the Company's Long Term Incentive Plan. The exercise price for options granted is equal to the fair market value of the Company's common stock on the date of the grant.

                                       OPTION GRANTS IN LAST FISCAL YEAR
                                                                                  Potential Realizable Value
                                                                                   at Assumed Annual Rates
                                                                                 of Stock Price Appreciation
                                        Individual Grants (1)                        for Option Term (2)


                          Number      % of Total
                            of          Options
                        Securities     Granted to
                        Underlying     Employees
                          Options      in Fiscal       Exercise     Expiration
Name                    Granted (#)       Year       Price ($/Sh)      Date            5%               10%
William D. Smithburg     500,000          12.4%        $33.13        07/20/05      $10,417,639       $26,400,344

Douglas W. Mills          90,000           2.2%        $33.13        07/20/05      $ 1,875,175       $ 4,752,062

Philip A. Marineau       180,000           4.5%        $33.13        07/20/05      $ 3,750,350       $ 9,504,124

Luther C. McKinney        65,000           1.6%        $33.13        07/20/05      $ 1,354,293       $ 3,432,045

Robert S. Thomason        70,000           1.7%        $33.13        07/20/05      $ 1,458,470       $ 3,696,048

James F. Doyle            90,000           2.2%        $33.13        07/20/05      $ 1,875,175       $ 4,752,062


(1) All options were granted on July 21, 1995. One-third of the options granted will vest on each of the three anniversaries following the date of grant. The options will be cancelled and a lump sum cash payment will be paid for realizable value upon the occurrence of a change in control. (See "Pension Plans".)

(2) Based on fair market value on the date of grant and an annual appreciation at the rate stated (compounded annually) of such fair market value through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% stock price appreciation rates set by the SEC and therefore do not forecast possible future appreciation, if any, of the Company's stock price. However, the total of the "Potential Realizable Value" for the Named Executives would represent less than 0.8% of the incremental increase of approximately $3 billion and $7 billion respectively, in the Potential Realizable Value that shareholders would realize under both the prescribed 5% and 10% stock price appreciation rates.

17



The following table contains information covering the exercise of options by the Named Executives during the transition period and unexercised options held as of the end of the transition period.




[CAPTION]                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND FISCAL YEAR END OPTION VALUES

                                                             Number of
                                                        Securities Underlying        Value of Unexercised
                                                         Unexercised Options         In-the-Money Options
                                                        at Fiscal Year End (#)     at Fiscal Year End ($) (2)

                         Shares
                      Acquired On       Value
    Name              Exercise(#)   Realized ($)(1)  Exercisable   Unexercisable   Exercisable   Unexercisable

William D. Smithburg      -0-           -0-           1,060,676        896,200     $5,123,686     $622,500

Douglas W. Mills          -0-           -0-             143,312        127,720     $  213,194     $112,050

Philip A. Marineau      253,178     $3,417,235          334,800        301,200     $  155,700     $224,100

Luther C. McKinney        -0-           -0-             360,624         65,000     $2,084,123     $ 80,925

Robert S. Thomason        -0-           -0-             204,764        114,460     $1,467,037     $ 87,150

James F. Doyle            -0-           -0-             211,412        138,480     $  846,865     $112,050


(1)Represents the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise.

(2)Represents the difference between the option exercise price and the fair market value of the Company's common stock on the last day of the transition period (December 31, 1995).

Pension Plans

The Company and its subsidiaries maintain several pension plans. The Quaker Retirement Plan (Retirement Plan), which is the principal plan, is a noncontributory, defined benefit plan covering eligible salaried and hourly employees of the Company who have completed one year of service as defined by the Retirement Plan.

Under the Retirement Plan, the participant accrues a benefit based upon the greater of a Years-of-Service Formula and an Earnings/Service Formula. Under the Years-of-Service Formula, participants accrue annual benefits equivalent to credited years of service times $216. Under the Earnings/Service Formula, a participant's benefit is the sum of two parts:

1.Past Service Accrual -- Benefits accrued through December 31,
  1993 are set at the greater of (a) those earned or (b) 1% of Five-Year Average earnings to $22,700 plus 1.65% of earnings above $22,700, times credited years of service; and

2.Future Service Accrual -- For each year beginning January  1,
  1994 and after, participants accrue benefits of 1.75% of annual earnings to 80% of the Social Security wage base plus 2.5% of annual earnings above 80% of the Social Security wage base.

Eligible earnings used to calculate retirement benefits include wages, salaries, bonuses, contributions to The Quaker Investment Plan (a 401(k) Plan) and allocations under The Quaker Employee Stock Ownership Plan. Normal retirement age under the Retirement Plan is age 65. The Retirement Plan provides for early retirement benefits.

18


Benefit amounts payable under the Retirement Plan are limited to the extent required by the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the Internal Revenue Code of 1986, as amended. If the benefit formula produces an amount in excess of those limitations, the excess will be paid out of general corporate funds in accordance with the terms of The Quaker 415 Excess Benefit Plan, and The Quaker Eligible Earnings Adjustment Plan. The Quaker Eligible Earnings Adjustment Plan also provides for payment out of general corporate funds, based upon benefit amounts which would otherwise have been payable under the Retirement Plan and The Quaker 415 Excess Benefit Plan, if the executive had not previously elected to defer compensation under the Executive Deferred Compensation Plan.

The Quaker Supplemental Executive Retirement Program (the "SERP"), may also provide retirement benefits for officers of the Company designated as participants by the Compensation Committee. Benefit amounts payable under the SERP are intended to provide a minimum base retirement benefit and are therefore offset by amounts payable under the Retirement Plan, The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan. The SERP benefit is based upon a participant's average annual earnings for the five consecutive calendar years during which earnings were highest within the last ten years of service multiplied by a percentage based upon the participant's age at his termination date. For the Chief Executive Officer this percentage ranges from 40% (for a termination from ages 50 to 55) to 60% (for a termination at age 65 or later), and for other participants from 35% to 50% (based upon such ages at termination).

The total estimated annual retirement benefits that the Named Executives would receive under the Retirement Plan, The Quaker 415 Excess Benefit Plan, The Quaker Eligible Earnings Adjustment Plan, and the SERP are as follows: William D. Smithburg, $856,175; Douglas W. Mills, $309,970; Philip A. Marineau, $332,238; Luther C. McKinney, $283,980; Robert S. Thomason, $308,896; and James F. Doyle, $291,601. The amounts assume that the Named Executives, with the exception of Mr. Marineau, will continue to work for the Company until their normal retirement dates, that their earnings will remain the same as in calendar 1995 and that each will elect a straight-lifetime benefit without survivor benefits. Mr. Marineau's estimated annual retirement benefit assumes benefit commencement at age 55 and on the basis he will elect a straight-lifetime benefit without survivor benefits. Payment options such as a 50% joint and survivor annuity or other annuities are available.

The Retirement Plan assures active and retired employees that, to the extent of sufficient plan assets, it will continue in effect for a reasonable period following a change in control of the Company without a reduction of anticipated benefits, and under certain circumstances may provide increased benefits. Generally, under the Retirement Plan, a change in control shall be deemed to have occurred in any of the following circumstances:

  (a) An acquisition of 30% or more of Quaker stock unless such acquisition is pursuant to an agreement with the Company approved by the Board before the acquiror becomes the beneficial owner of 5% of the Company's outstanding voting power;

  (b) A majority of the Board is comprised of persons who were not nominated by the Board for election as directors;

  (c)  A plan of complete liquidation of the Company; or

  (d) A merger, consolidation or sale of all or substantially all of the Company's assets unless thereafter: (i) directors of Quaker immediately prior thereto continue to constitute at least 50% of the directors of the surviving entity or purchaser; or
  (ii) Quaker's securities continue to represent, or are converted to securities which represent, more than 70% of the combined voting power of the surviving entity or purchaser.

For a five-year period following a change in control of the Company, the accrual of benefits for service during such period cannot be decreased while there are excess assets (as defined in the Retirement Plan). For a two-year period following such a change in control, the accrued benefits of members who meet specified age and service requirements and who are terminated will be increased. For so long as there are excess assets during that five-year period, if the Retirement Plan is merged with any other plan, the accrued benefit of each member and the amount payable to retired

19


or deceased members shall be increased until there are no excess assets. If during that five-year period the Retirement Plan is terminated, to the extent that assets remain after satisfaction of liabilities, the accrued benefits shall be increased such that no assets of the Retirement Plan will directly or indirectly revert to the Company.

Termination and Change in Control Benefits

The Company has entered into Executive Separation Agreements (Separation Agreements) with the Named Executives and other executive officers. The Separation Agreements provide for separation pay should a change in control of the Company occur (as described for the Retirement Plan). The Separation Agreements were unanimously approved by the nonemployee directors.

Under the Separation Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" (demotion, relocation, loss of benefits, or other changes in the executive's terms of employment short of actual termination) following a change in control, for separation pay to be available. Under the Separation Agreement for Mr. Smithburg, separation pay is also available upon voluntary termination occurring during the thirteenth month following a change in control.

Under the Separation Agreements, separation pay equals two years' annualized base salary and bonuses awarded pursuant to the MIB Plan and the value of life and health insurance coverage and pension credited  service extended for each executive for a period  of  two years. The Separation Agreements provide that the amount of tax penalties under the Internal Revenue Code to be paid by any person shall be reimbursed to the executive officer by the Company. The Separation Agreements terminate three years from their date of execution and are subject to renewal by the Board.

The officers of the Company also participate in The Quaker Salaried Employees Compensation and Benefits Protection Plan (Protection
Plan). Under the Protection Plan, severance pay and benefits are provided should a change in control occur (as described for the Retirement Plan) and an employee's employment is terminated within two years thereafter for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct. Severance payments may be paid in a lump sum or monthly installments (as determined by the Protection Plan's Administrative Committee). Severance payments shall be based on the amount of nine months pay, plus two weeks pay for each year of service over 20 years.

Pay is to be based on an employee's current salary plus bonus, if any. Severance benefits are to be continued for a minimum of nine months, plus two weeks for each year of service over 20 years, and include all health and medical benefits, and life insurance coverage at the time of termination.

The Board believes that the Separation Agreements and the Protection Plan assure fair treatment of the covered employees following a change in control. Furthermore, by assuring the executive of some financial security, the Separation Agreements and the Protection Plan protect the shareholders by neutralizing any bias of these employees in considering proposals to acquire the Company. The Board believes that these advantages outweigh the disadvantage of the cost of the benefits.

The officers of the Company also participate in the Quaker Officers Severance Program (Program). Under the Program, severance benefits are payable if an officer's employment is terminated for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct. Severance benefits will continue for a period based on years of service (nine months continuation for less than ten years of service and 12 months continuation for ten or more years of service). Severance benefits to be continued are the executive's base salary at the time of termination, the average bonus for the past two years under the MIB Plan, and medical and life insurance coverage as in effect at the time of severance. Only the greater of the severance payment and benefits to be provided under the Program or the Protection Plan will be provided to an officer eligible under both, following a change in control.

Under The Quaker Long Term Incentive Plan of 1990 (Incentive Plan), upon the occurrence of a change in control (as described for the Retirement Plan), options and restricted stock outstanding on the date on which the change in control occurs shall be cancelled, and an immediate lump sum cash payment shall be paid to the participant equal to the

20


product of: (1) the higher of (a) the closing price of the Company's common stock as reported on the NYSE Composite Index on or nearest the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Company's common stock is highest), or (b) the highest per share price for the Company's common stock actually paid in connection with the change in control (and with respect to options, reduced by the per share option price of each such option held, whether or not then fully exercisable); and (2) the number of shares covered by each such option, or shares of restricted stock.

Upon the occurrence of a change in control, performance shares, performance units and other stock based awards provided for under the Incentive Plan, and still outstanding, shall also be cancelled, and any profit and/or performance objective with respect to performance shares and performance units shall be deemed to have been attained to the full and maximum extent. An immediate lump sum cash payment relating thereto shall be paid to the participant in an amount determined in accordance with the terms and conditions set forth in the applicable agreement.

If making of payments pursuant to a change in control would subject the participant to an excise tax under Section 4999 of the Internal Revenue Code or would result in the Company's loss of a federal income tax deduction for those payments (either of these consequences is referred to individually as a Tax Penalty), then the Company shall reduce the number of benefits to be cancelled to the extent necessary to avoid the imposition of such Tax Penalty. In addition, the Company shall establish procedures necessary to maintain for the participants a form of benefit which may be provided under the Incentive Plan so that such participant will be in the same financial position with respect to those benefits not cancelled as he would have been in the ordinary course, absent a change in control and assuming his continued employment, except that the foregoing with respect to the cancellation of benefits, shall not apply if such participant (a) is entitled to a tax reimbursement for such Tax Penalty under any other agreement, plan or program of the Company, or (b) disclaims any portion of or all payments to be made pursuant to or under any other agreement, plan or program of the Company in order to avoid such Tax Penalty. Disagreements as to whether such payments would result in the imposition of a Tax Penalty shall be resolved by an opinion of counsel chosen by the participant and reasonably satisfactory to the Company.

The Company entered into a trust agreement, known as The Quaker Oats Company Benefits Protection Trust (Trust or Trust Agreement). The Trust is to be used to set aside funds necessary to satisfy the Company's obligations to present and former executives and directors under deferred compensation programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control (as described for the Retirement
Plan). Following a change in control, the Trust Agreement becomes irrevocable, and the Trust shall be funded to provide for the payment of such obligations accrued at the time of a change in control. The Trust may also be funded for the purpose of paying legal expenses incurred by executives in pursuing benefit claims under such programs and agreements following a change in control. The Trust is currently funded only to a nominal extent.

The Trust assets relating to Company contributions are always subject to the claims of the general creditors of the Company. No executive with any right or interest to any benefit or future payment under the Trust Agreement shall have any right or security interest in any specific asset of the Trust, nor shall he have any right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or rights which he may expect to receive from the Trust or otherwise.

The Company entered into an Agreement Upon Separation of Employment (Agreement) with Mr. Marineau on November 20, 1995 which became effective immediately following his last date of active employment, November 30, 1995. Mr. Marineau is eligible for severance pay (based upon salary and bonus) and benefits (medical, dental, disability and life insurance) under the Quaker Officers Severance Program through November 30, 1996, based upon Mr. Marineau's salary and benefits as an active employee as of November 30, 1995. The Agreement provides for continuance of severance pay and benefits through November 30, 1997. The Agreement also modifies Mr. Marineau's Restricted Stock Award of 60,000 shares of the Company's common stock (Award), which was originally granted on January 13, 1993 with 100% vesting on January 13, 1997, so that 50% of the Award continues to vest on January 13, 1997 and 50% of the Award is delayed and will vest on November 30, 1997, the last day of the term of the Agreement. The Agreement also provides for waiver and release, non-compete, non-raiding and non-disclosure restrictions for Mr. Marineau during the term of the Agreement.

21


                   COMPENSATION COMMITTEE REPORT

The Company's executive compensation program is administered by the Compensation Committee of the Board (Committee). The Committee
reviews and considers the recommendations of management and compensation consultants, and then determines the compensation of all executive officers, including the Named Executives. The Committee's determinations are reviewed with all nonemployee directors, who constitute a majority of the Board.

Overall Policy

The Company's compensation programs have long been tied closely to Company performance leading to creation of shareholder value. The Company's compensation programs are therefore aimed at enabling it to attract and retain the best possible executive talent, and rewarding those executives commensurately with their ability to achieve increases in shareholder value.

At least once each year, the Committee conducts a comprehensive review of the company's executive compensation programs. The purpose of the review is to insure that the programs are meeting their objective of creation of shareholder value, and that the Company's executive compensation programs remain consistent with competitive practice. In its review, the Committee considers data provided by management and by leading compensation consultants, with whom the Committee meets privately.

The Internal Revenue Service has recently issued final regulations covering tax deductibility of compensation in excess of $1 million to the Named Executives, which provide guidance as to what would put companies in compliance. After reviewing these alternatives, Mr. Smithburg has elected to defer payment of any portion of his compensation which exceeds $1 million until after his retirement from the Company, at which time the deferred compensation would not be subject to the limitation on tax deductibility.

The Company's compensation programs consist of base salary, a short-term cash incentive program (the "MIB" Plan), and a long-term incentive program consisting primarily of a broad-based stock
option  program  and  selective  use  of  restricted  stock.    For
executive officers, the mix of compensation is weighted more toward the performance-based elements of compensation (short-term and long-term incentive programs) rather than the more fixed elements of compensation (salary and benefits).

Base Salary

Salary guidelines for executive officers are established by comparing the responsibilities of the individual's position to similar positions in other comparable companies. Salary increases are determined by comparing the person's actual performance to personal performance objectives, as well as the Company's performance versus its objectives.

Merit increases awarded to salaried employees in 1995 averaged 3%. Vice Presidents and above (including all executive officers and Named Executives) did not receive any merit increases during 1995.

Annual Incentive

The Company's key managers, including the executive officers, are eligible to receive an annual award under the MIB Plan. Under the MIB Plan, individual targets are established based on position level. Participants may receive more, or less, than the targets depending upon their performance.

Prior  to  the  transition period, the annual incentive  award  was based  on  a  combination of business unit and Company  performance compared to financial objectives, with business unit performance weighted more than Company performance. In the transition period, the Committee decided to increase the weighting on business unit performance so that participant's awards would be based to a much larger extent on factors within their direct control. Personal objectives are also considered in judging total compensation.

22


Company and unit financial performance is measured primarily by Controllable Earnings ("CE") targets. CE is calculated as operating income adjusted for certain financing costs, less a capital usage charge. This capital usage charge holds all our key managers accountable for the Company's investment in their businesses. CE thus requires managers to make an economic valuation of every business decision, helping build long-term shareholder value. The Committee also considers performance against other key financial measures such as sales, earnings per share, return on assets, return on equity and operating income. In order for the full financial portion of the target bonuses to be paid, the Company must meet its internal financial targets and the Committee also considers how that performance relates to other comparable companies. Based upon these objectives and measurements applied to actual performance, certain senior managers were not awarded bonuses for the transition period by the Committee.

Long-Term Incentive

The Company has long believed in the importance of stock ownership by all employees. Consequently, its long-term incentive plans are focused on stock-based vehicles. The Company has adopted share ownership guidelines for all vice presidents and above who will be expected to hold Company stock commensurate with their organization level.

The primary long-term incentive vehicle is a broad-based stock option program for key managers, including the executive officers. Participants are considered for annual awards of stock options, based upon an assessment of each person's job level, performance, potential, past award history and competitive practice. Stock options currently become exercisable one-third per year over three years, have a ten-year term, and are priced at or above the stock's fair market value on the grant date.

In July 1995 an award of stock options was made to provide a transition to the Company's new fiscal year. The July 1995 award was approximately one and one-half times the normal annual award levels, and the next scheduled general award of stock options was delayed until March 1997. As a result, option recipients received a comparable number of options on an annualized basis.

A second broad-based long-term incentive program applying to the same group of key managers is the Incentive Investment Program (the "IIP"). Under the IIP, participants may elect to invest a percentage of their MIB awards in Company stock. Amounts invested are matched with either one or two shares of restricted stock for each three shares of stock purchased by the participant, depending on the percent of the MIB award invested. The vesting of the restricted stock occurs over a five-year period, contingent upon the participant's continued employment and retaining the purchased shares.

Restricted stock is also periodically used to motivate and retain selected key employees. No restricted stock awards have been made to an executive officer since fiscal 1993, except for matched shares under the IIP.

CEO Compensation

In determining Mr. Smithburg's compensation, the Committee considers the Company's financial and nonfinancial performance, as well as an analysis of Mr. Smithburg's total compensation in relation to that of CEOs in comparable companies. The primary financial objective considered is the Company's performance in CE. Other financial measures such as sales, earnings per share, return on assets, return on equity, and operating income are also considered.

The Committee considered that the Company did not achieve its financial objectives in the transition period due primarily to the difficulties in Snapple beverages. Although consideration was also given to Mr. Smithburg's timely actions in addressing and working to correct the issues that arose in the Snapple business during the year and his vision in restructuring the Company for future growth, after considering all the relevant information, the Committee determined that Mr. Smithburg should not receive a bonus for the transition period. Like other senior managers of the Company (see discussion above), Mr. Smithburg also did not receive a merit increase in 1995.

23


The Committee approved an award of 500,000 stock options to Mr. Smithburg in July 1995, which vest one-third per year over three years, at the fair-market value of the common stock on the grant date. The award is consistent with the guidelines applied to other option participants, and further aligns Mr. Smithburg's interests with those of shareholders.

The  Committee considers Mr. Smithburg's total compensation  to  be
appropriate   in   light   of  the  Company's   transition   period
performance.

MEMBERS OF THE COMMITTEE

Silas S. Cathcart, Chairman
Kenneth I. Chenault
Vernon R. Loucks, Jr.
William L. Weiss


                         PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Index for the period of five and one-half years commencing June 30, 1990 and ending December 31, 1995.


             Comparison of Cumulative Five-Year Total Return*
                      Quaker Oats, S&P 500, S&P Foods

                                                                   Transition
                                Fiscal Year Ending                Period Ending

                6/90     6/91     6/92     6/93     6/94     6/95     12/95

Quaker Oats      100      134      135      186      177      172       183
S&P 500          100      107      122      138      140      177       202
S&P Foods        100      122      137      136      137      176       200

*Assumes $100 invested on June 30, 1990 with reinvestment of dividends.

24

                   DIRECTORS' PROPOSAL

Ratification of Appointment of Independent Public Accountants

Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent public accountants for 1996, and is requesting ratification by the shareholders. Arthur Andersen LLP has examined the financial statements of the Company each fiscal year since 1970.

In the event the resolution is defeated, the adverse vote will be considered as a direction to the Board to select other independent public accountants for the next fiscal year. However, because of the difficulty and expense of making any substitution of independent public accountants after the beginning of a fiscal period, it is contemplated that the appointment for 1996 will be permitted to stand unless the Board finds other reasons for making a change.

During the transition period, Arthur Andersen LLP performed recurring audit services including the examination of annual financial statements and pension plans and limited reviews of quarterly financial information. Fees for these services aggregated approximately $1.6 million. Arthur Andersen LLP also performed services for the Company in other business areas, including tax and accounting related services, for which transition period fees aggregated approximately $1.6 million.

Representatives of Arthur Andersen LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Ratification  of  the  appointment  of  Arthur  Andersen   LLP   as
independent public accountants requires the affirmative vote of a majority of votes cast thereon.

The Board unanimously recommends a vote FOR this proposal.


                       SHAREHOLDER PROPOSALS

Compensation Disclosure

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W. Suite 215, Washington, D.C. 20037, record holder of 200 shares of common stock of the Company, has given notice that she will introduce the following resolution and supporting statement at the Meeting:

RESOLVED: "That the shareholders recommend that the Board take the necessary step that Quaker Oats specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

REASONS: "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized." "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation." "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

"Last   year   the   owners  of  11,896,817  shares,   representing
approximately 12% of shares voting, voted FOR this proposal."

"If you AGREE, please mark your proxy FOR this proposal."

Approval  of  the  foregoing  shareholder  proposal  requires   the
affirmative vote of a majority of the votes cast thereon.

25


The Board unanimously recommends a vote AGAINST this proposal for the following reasons:

The proposal is not currently relevant to the Company since it calls for disclosure only of contractual employment obligations and the Company does not maintain employment contracts for any of its executive officers.

Moreover, the Company already provides extensive disclosure on compensation of executive officers in accordance with the rules and regulations of the SEC that apply to all public companies. The proposal attempts to impose disclosure obligations beyond what is required by the SEC and beyond what is reported by other public companies.

The SEC's compensation disclosure rules were significantly revised in 1992 after comprehensive review and comment from numerous
reporting  companies, investors and other interested  persons.   In
accordance with these rules, this proxy statement discloses the compensation of the Company's six highest paid executive officers, as well as a Compensation Committee Report disclosing the Company's
policies  with respect to compensation for executive officers.   The
Board believes that the existing disclosure provides stockholders with a clear overview of the compensation structure for executive officers and provides an adequate basis for stockholders to evaluate the Company's use of resources for compensation.

If the Company were to provide additional and specific disclosure related to a broader group of employees, the Board believes that the Company would be at a competitive disadvantage because it would have to provide more extensive compensation information than other companies. This could impair the Company's recruiting and compensation programs. Except when disclosure is required under SEC rules applicable to all public companies, the Company treats each employee's salary as a private matter. Compensation levels within the Company vary based on factors such as performance, experience, job classification and differences in geographic location. Disclosure of compensation information for a broad group of employees would invade employee privacy, compromise employee security and harm employee morale.

Retention of Investment Banking Firm

Mr. Leland R. Chalmers, 2390 Castillian Circle, Northbrook, IL 60062, record holder of 50,732 shares of common stock of the Company, has given notice that he will introduce the following resolution and supporting statement at the Meeting:

Resolved: That the shareholders of The Quaker Oats Company recommend that the Board of Directors immediately retain a nationally prominent investment banking firm to explore all alternatives to enhance the value of the Company including, but not limited to, a plan to separate the Foods and Beverages Businesses into two separate and independent publicly owned corporations, or possible sale to or merger with another corporation.

Reasons:   The  Snapple  acquisition has been  criticized  by  many
analysts as being overpriced and the product category is experiencing slower growth rates. The Company's major competitors in both the foods and beverages sectors are all currently selling at substantially higher price earnings multiples than the Company's blended ratio.

A separation of these two businesses would be in line with similar actions taken by many major companies in the United States (AT&T, Baxter, General Mills, General Motors, Pet, Inc., Ralston Purina, Sears Roebuck, Tenneco, 3M, and W. R. Grace to name but a few). Several analysts have expressed their opinion that Quaker should do the same, as have others in the foods industry. It is hoped this action would produce share value appreciation and allow Quaker to hire broadly experienced beverage industry management as was done when the decision was made to spin off Fisher-Price.

Alternatively, the investment banking firm analysis may conclude there are better shareholder alternatives than the spin off. A review and recommendation should be discussed at the shareholders' meeting.

Approval  of  the  foregoing  shareholder  proposal  requires   the
affirmative vote of a majority of the votes cast thereon.

26


The Board unanimously recommends a vote AGAINST this proposal for the following reasons:

The  Company  already  maintains close relationships  with  several nationally prominent investment banking firms and obtains professional advice on the subjects mentioned by the Proponent. Moreover, as a matter of course, the Board regularly reviews all the businesses of the Company. Management evaluates the contribution of each business unit to the Company's performance and reports about them frequently to the Board. As a result, the Company has made significant changes to its portfolio of business units through divestitures, acquisitions or spin-offs when it has found them appropriate in relation to the Company's strategic plans.

The Board believes that it can function most effectively when its strategic planning is conducted confidentially. In this way, ideas can be developed and debated without the fear that they will lead to rumors or public debate that could harmfully restrict the Board's choices or disrupt the public market for the Company's stock.

Therefore, the Board believes that adoption of the Proposal could actually diminish shareholder value.


           SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. To be considered for inclusion in the Company's proxy statement and proxy for the 1997 Annual Meeting a proposal must be received by the Company no later than December 2, 1996. Proposals should be directed to R. Thomas Howell, Jr., Corporate Secretary, The Quaker Oats Company, P.O. Box 049001, Suite 25-6, Chicago, Illinois 60604-9001.


                          OTHER BUSINESS

The Board is not aware of any matters requiring shareholder action to be presented at the Meeting other than those stated in the Notice of Annual Meeting. Should other proper matters be introduced at the Meeting, those persons named in the enclosed proxy have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.


By order of the Board of Directors,

/sic/R. Thomas Howell, Jr.


R. Thomas Howell, Jr.
Corporate Secretary

27







This Notice of Annual Meeting

Proxy Statement and Form 10-K

is printed on recycled paper.







    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, OR IF NO
      CHOICES ARE INDICATED, FOR ITEMS 1 AND 2 AND  AGAINST  ITEMS 3 AND 4.


 PLEASE MARK VOTE IN OVAL  IN THE FOLLOWING MANNER USING DARK INK ONLY.    [   ]

[Quaker logo and "1996 PROXY" appears down the left margin]

A vote FOR items 1 and 2 is recommended
by the Board of Directors.
1. Election of Directors -  For [ ]   Withheld [ ]  For all Except [ ]  ________
   Nominees:  K.I. Chenault, T.C. MacAvoy and
   W.J. Salmon

2. Ratification of Appointment of Independent   For [ ]  Against [ ] Abstain [ ]
   Public Accountants

1996
  P
  R
  O
  X
  Y

A vote AGAINST items 3 and 4 is recommended
by the Board of Directors.
3. Shareholder Proposal -   For [  ]       Against [  ]        Abstain [  ]
   Compensation
   Disclosure

4. Shareholder Proposal -   For [  ]       Against [  ]        Abstain [  ]
   Retention of Investment
   Banking Firm

Total Shares        Dated__________________, 1996

          x_________________________________
          Signature

          x_________________________________
          Signature

NOTE:   Please  sign exactly as name appears hereon.  For joint  accounts,  both owners should sign. When signing as executor, administrator, attorney, trustee, or guardian, etc., please sign your full title.